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                                                                    Exhibit 10.6


                                  @HOME NETWORK
                    @HOME/GOURMETMARKET PARTNERSHIP AGREEMENT

At Home Corporation, a Delaware corporation with principal offices at 425 Broadway, Redwood City; CA 94063 ("@Home") and GourmetMarket.com Inc., a Delaware corporation with principal offices at 507 Howard St. San Francisco, CA 94111 ("GourmetMarket.com") hereby enter into this @Home/GourmetMarket Partnership Agreement (this "Agreement") as of April 29, 1999 (the "Effective Date") to establish GourmetMarket.com Content and Commerce on the @Home Service in accordance with the terms and subject to the conditions of this Agreement.

In consideration of the representations, warranties and covenants contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to be bound by the terms and conditions of this Agreement.

At Home Corporation                               GourmetMarket.com

By ______________________                         By ___________________________

Name: ___________________                         Name: ________________________

Title: __________________                         Title: _______________________









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                @HOME NETWORK/GOURMETMARKET PARTNERSHIP AGREEMENT

The parties agree as follows:

1.       Definitions. Capitalized terms shall have the meanings set forth in
Section 1 or as elsewhere defined in the body of the Agreement.

         A. "@Home Service" means the @HOME Network broadband service offering of Internet access for personal computers created by @Home and @Home's Distribution Affiliates in connection with @Home's provision of Internet access via the cable infrastructure and delivered to paying @Home residential PC service subscribers at speeds in excess of 128kbs as of the Effective Date.

         B. "Above the Fold" means situated within that portion of a page that is designed to be visible on a standard computer screen with a resolution of 800 pixels by 800 pixels without requiring the user to scroll horizontally or vertically through the page.

         C. "Anchor Shopping Tenant" means one of multiple paying featured merchants or service providers in the @Home shopping channel.

         D. "Competitors" means the entities identified as Cooking.com, Digitalchef, Epicurious, Great foods.com and Virtual Vineyards in relationship to the Food SubChannel.

         E. "Contract Year" means a period on the Effective Date, or any anniversary thereof, and ending one year later.

         F. "Cover Feature" means the portion of the Channel or SubChannel Home Page that is produced daily by the @Home editorial staff.

         G. "Distribution Affiliates" means at any given time, @Home's then-current domestic distribution affiliates who offer the @Home Service.

         H.

         I. "Food SubChannel" means a collection of web pages on the @Home Service that are grouped together under the Lifestyle Channel by a persistent, dedicated navigational HTML button to be called "Food".

         J. "Impression" means a single viewing of a page or an Advertisement. An Impression is recorded whether or not the viewer acts on an advertisement located on that page.

         K. "GourmetMarket.com Content" means a collection of web pages, or portion thereof, on the @Home Service programmed by, and provided to @Home by GourmetMarket.com.

         L.       "GourmetMarket.com Site" means the World Wide Web site with
                  URL: www.GourmetMarket.com.


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         M.     "Gross Margin Revenue" means gross revenue less transaction fees (not to exceed 2%) and cost of goods sold.

         N. "LifeStyle Channel" means a collection of web pages on the @Home Service that are grouped together by a persistent, dedicated navigation HTML button currently labeled "LifeStyle", which is directly accessible from the main navigation menu of the @Home Service.

         0. "LifeStyle Home Page" means the first page accessed when entering the LifeStyle Channel.

         P. "Net Advertising Revenue" means the gross advertising and sponsorship revenue collected by @Home which is directly attributable solely to GourmetMarket.com Content, less third party agency commissions and seller sales costs to be computed as 15% of the gross advertising and sponsorship revenue generated from GourmetMarket.com Content.

         Q. "Quarterly Period means with respect to any Contract Year, a three month period beginning on the effective date.

         R. "Semiannual Period" means, with respect to any Contract Year, a six month period beginning at either (i) the beginning of such Contract Year, or (ii) six months after the beginning of such Contract Year.

         S.      "Term" means two years from Effective Date.

         T. "Unique Content" means food content not offered by GourmetMarket.com.

         U. "Wizard&" An @Home created search tool on the @Home Service that provides an easy-to-use interface for common user requests.

2.       @Home Contribution.
         -------------------

         A.      Persistent Channel Navigation.
                 -----------------------------

                 (i) Food SubChannel. During the Term of this Agreement @Home will provide one button in the LifeStyle Channel navigation bar dedicated to accessing the Food SubChannel (the "Food SubChannel Button"). The Food SubChannel Button will: (i) receive persistent placement, (ii) be accessible from any page within the LifeStyle Channel, and (iii) link to GourmetMarket.com Content. The button will appear Above the Fold in a position that encourages use on the @Home LifeStyle Channel. in addition, @HOME may, in its sole discretion, add additional navigational elements or links across the @Home Service which link to all or any of GourmetMarket.com Content

                  (ii) GourmetMarket.com Branding. @Home will place the GourmetMarket.com



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                              brand (as designated by the parties) on the Food
                              SubChannel and subsequent GourmetMarket.com co-created pages. The logo and branding shall be mutually agreed upon and shall comply with @Home's and GourmetMarket.com's trademark usage guidelines.

                    GourmetMarket.com Content Appearance on the Food Subchannel.
                    ------------------------------------------------------------
                              GourmetMarket.com Content from within the Food SubChannel will receive persistent and prominent placement by incorporating GourmetMarket.com's content and branded hotlink and additional topical hotlinks. Both parties will work together to provide the optimal mix of @Home co-branded, co-created GourmetMarket.com video content to provide the optimal user experience and to encourage broad use of the Food SubChannel and drive traffic to GourmetMarket.com Content
                    (iv) Food SubChannel Anchor Tenancy. @Home agrees that during the term of this Agreement, GourmetMarket.com will be the Food SubChannel Anchor Tenant content provider on @Home. For purposes of this Agreement, "Food SubChannel Anchor Tenant" means:

                                           (a) Promotion of GourmetMarket.com at
                                               a level significantly greater
                                               than that given to other third
                                               party content providers of food
                                               content in the Food SubChannel or
                                               other channels or subChannels.

                                          (b)  @Home will not include content or
                                               sell targeted ad units or
                                               sponsorships from Competitors in
                                               the Food SubChannel. This does
                                               not preclude @Home from selling
                                               and serving advertisements run
                                               of site or other non-LifeStyle
                                               Channel opportunities from
                                               Competitors.

                                           (c) Right of First Negotiation for
                                               Unique Content. In the event
                                               @Home determines the need for
                                               Unique Content in the Food
                                               SubChannel, @Home promptly
                                               notify GourmetMarket.com of such
                                               content. GourmetMarket.com shall
                                               advise @Home whether it wishes
                                               to pursue producing the Unique
                                               Content or rights to such
                                               content to @Home no later than
                                               ten (10) business days from the
                                               date of such notice. @Home
                                               agrees that it shall not offer
                                               the Unique Content opportunity
                                               to third parties providers
                                               during the ten (10) day period.

                                           (d) It GourmetMarket.com notifies
                                               @Home during the ten (10) day
                                               response period that it wishes
                                               to enter negotiations with
                                               @Home for development of Unique
                                               Content, @Home shall not
                                               negotiate with any third party
                                               with respect to such Unique
                                               Content. In the event that
                                               GourmetMarket.com and @Home are
                                               unable to agree upon the terms
                                               of the opportunity within
                                               fifteen (15) days after
                                               entering into negotiations,
                                               @Home shall be free to offer
                                               the opportunity to third
                                               parties, including

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                                Competitors, so long as the terms of such offer
                                are no more favorable than the terms offered to GourmetMarket.com

                       (V) Product Development and Product Creation. All facets of the Food SubChannel will be created, designed, and administered by the @Home Network editorial and production staffs. GourmetMarket.com will play an integral role in the product development and day-to-day editorial decisions but final discretion will be with @Home.

                       (vi) Editorial Autonomy. Notwithstanding the provisions of Section 2 (a)(iii) above, GourmetMarket.com's status as a partner shall in no way affect @Home's editorial discretion. Such discretion includes but not limited to:

                                             (a) Inclusion of @Home editorial
                                                 features and/or other parties'
                                                 contextually relevant content
                                                 including that from
                                                 Competitors, in the LifeStyle
                                                 Channel, Food Subchannel or
                                                 other areas of the @Home
                                                 Service.

                                             (b) Local programming by the
                                                 Distribution Affiliates.

               B.       Shopping Channel.
                        ---------------

                        (i) Shopping Anchor Tenancy. During the term of this agreement, @Home will include GourmetMarket.com as a "Shopping Anchor Tenant"(hereby referred to as "Tenant") of an online food store in its shopping channel. @Home will use best efforts to sell future positions within the food store for a price equal to or greater than that given to GourmetMarket.com during the term of this Agreement.

                         (ii) Category Spotlight. @Home will regularly promote the food store in the @Home shopping channel.

                        (iii) Product Advertisements on the Shopping Channel. Subject to the availability of appropriate functionality, @Home will promote, on the main page of the shopping channel, along with the products of other @Home merchants, a product offered by GourmetMarket.com through the food store. GourmetMarket.com shall select such product and may change its selection of product each week during the term provided that GourmetMarket.com provides at least fourteen
                                (14) days notice of all such changes. @Home will include a link directly to the information or purchase page within the location at the GourmetMarket.com Site of the product being promoted. GourmetMarket.com shall use reasonable efforts to make available to @Home digital promotional material in accordance with standard @Home specifications governing this area which may be amended by @Home from time to time. @Home shall not be obligated to provide this advertisement if GourmetMarket.com does not make available to @Home digital promotional material in accordance with standard @Home specifications governing this area.



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                   (iv)     Shopping Focused Email Promotion. Subject to
                            appropriate Distribution Affiliate approval, @Home will include promotions from GourmetMarket.com in emails to @Home subscribers. These emails will at a minimum include GourmetMarket.com name, but may also include the GourmetMarket.com logo and information regarding GourmetMarket.com products, specials, sweepstakes giveaways, etc., subject to GourmetMarket.com's prior written suggestions (which shall not be unreasonably withheld or delayed). @Home shall provide notification of planned email into which GourmetMarket.com shall be included at least 10 days before such promotion is be deployed. GourmetMarket.com shall have 5 business days from notification to deliver to @Home the following promotional items: i) a deal which represents twenty dollars in value and is at least 10% savings off of the lowest price found on the Internet and ii) digital images of said product, in the specifications standards determined by @Home, to be used in merchandising the product in the email, and
                            iii) a unique URL to be used for tracking promotional response, including but not limited to visitation and purchase conversion, and iv) descriptive text explaining the product which shall be used to inform the newsletter editor and writer of the product.

           C.      Wizards.
                   -------

                   (i) Recipe and Cocktail Wizard. @Home will work with GourmetMarket.com to create two (2) Wizards which will be sponsored by GourmetMarket.com. One Wizard will be entitled "How Do I Find a Recipe?' The second Wizard will be entitled "How Do I Make a Cocktail?" The design of the Wizards will follow standard @HOME Wizard specifications. Such specifications may change periodically. Both parties will use reasonable efforts to integrate GourmetMarket.com video assets into the wizards.

           D.      Advertising Inventory.
                   ---------------------

                   (i) Impressions. @Home will provide GourmetMarket.com with 3,500,000 above the fold advertising Impressions in the first contract year and 6,000,000 above the fold advertising Impressions in the second contract year. The advertisements will be cross-promoted across the @Home channels. @Home will also provide creative services to assist the production of up to six b*box advertisement units over the term of the agreement. GourmetMarket.com has the option of creating new b*boxes, banners and half banners (more than the six provided by @Home creative services) at their own cost and per the ad unit specifications provided by @Home. In addition, @Home will offer GourmetMarket.com additional ad unit Impressions at pricing based upon the most favorable rate card currently provided to @Home's advertising customers.

                                         (a)  Measuring Impressions. @Home will
                                              use reasonable efforts to quantify
                                              the total ad Impressions provided.
                                              GourmetMarket.com recognizes that
                                              because some types of ad
                                              impressions can not be directly
                                              tracked, parties shall rely upon
                                              @Home's reasonable estimates of
                                              Impressions


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                                              served with respect to such types
                                              of impressions. @Home shall
                                              describe to GourmetMarket.com the
                                              manner in which @Home makes each
                                              such estimate.


                                         (b)  Audit.  Within thirty (30) days
                                              after the end of each calendar
                                              month during the Term, @Home will
                                              submit to GourmetMarket.com a
                                              report detailing the number and
                                              type of b*box, full banner and
                                              half banner Impressions provided
                                              during the calendar month. Within
                                              thirty (30) days after the end of
                                              each Quarterly Period, @Home will'
                                              submit to GourmetMarket.com a
                                              report detailing the number and
                                              types of Impressions provided
                                              during the previous Quarterly
                                              Period and the manner in which
                                              @Home makes estimates of the
                                              number of Impressions. The parties
                                              will maintain, and make available
                                              to each other records relating to
                                              the parties performance under this
                                              Agreement.


3.       @Home Marketing Contribution.
         ----------------------------

         A. Outbound Marketing. As the GourmetMarket.com brand becomes more recognized in the Internet space, @Home will use reasonable efforts to encourage its Distribution Affiliates to include GourmetMarket.com in any content-related external marketing pieces. These marketing pieces may include the GourmetMarket.com logo but may also include the GourmetMarket.com Content descriptions, screen shots, video of the @Home Service which includes GourmetMarket.com Content, etc. Possible marketing avenues may include cable TV spots, infomercials, newspaper ads, bill stuffers, postcards, door hangers, direct mail, Mail Tour of America and Take-One brochures. Subject to GourmetMarket.com pre-approval, GourmetMarket.com will provide @Home with guidelines for how to describe/display GourmetMarket.com in @Home outbound marketing efforts.

         B. Other Online Marketing. @Home and GourmetMarket.com will work together to include GourmetMarket.com in other appropriate online mechanisms for showcasing GourmetMarket.com Content and other offerings as these mechanisms are developed.

         C. Usage Data. To the extent both parties are legally and Contractually permitted, they will provide each other with aggregated usage data on the LifeStyle Food SubChannel, Shopping Channel and Wizard. Such Aggregated data includes site visitation and videos downloaded by @Home subscribers. This data will be used for internal use only. Usage data reports will be provided quarterly and as reasonably requested by both parties. The reports will be delivered in the format most commonly collected by each party. All usage data will be considered Confidential Information of the collecting party (as such term is defined in Section
         17). Both parties agree that unless each is otherwise required by law, they will not provide usage data specific to GourmetMarket.com Content that has not been aggregated with other data to any third-party other than Distribution Affiliates, without the other party's prior written consent.

 4.      @Home Network Distribution Contribution.
         ---------------------------------------

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          A. @Home will distribute GourmetMarket.com Content through all means by which it distributes its national content to subscribers using personal computers as of the Effective Date.

          B. Channel Serving, Distribution and @Work Services. @Home will provide backbone transport, caching, and network management associated with the distribution of GourmetMarket.com Content and any related content to @Home subscribers over the @Home Network. Without limiting any rights @Home may have under applicable laws, GourmetMarket.com agrees that @Home may promote (as contemplated by this Agreement) transport (i.e. transmit and serve), cache on proxy servers, replicate on replication servers and reproduce on related storage devices operated by @Home and its Distribution Affiliates, the content provided by GourmetMarket.com to @Home for the Food SubChannel. In the event the response time from the GourmetMarket.com Site to @Home subscribers becomes unacceptably slow (in the reasonable discretion of @Home), GourmetMarket.com and @Home shall work together to establish and maintain a direct connection from the GourmetMarket.com servers to the @Home Network. GourmetMarket.com shall bear the costs of this connection, the speed of which shall be no less than 1.5 Mbps. Any price for the connection offered by @Home shall be discounted at the same rate offered to our other partners.


5.        GourmetMarket.com Contribution.
          ------------------------------
          A. GourmetMarket.com Content. GourmetMarket.com Content shall consist of food content that is rich in graphics, text and video and will include, at a minimum, food content supplied by GourmetMarket.com to be redistributed on @Home as follows:

              1. Video and Text Recipes for food and cocktails
              2. Gourmet Products
              3. Wine Reviews
              4. Expert Articles and Reviews
              5. Gift Registry
              6. Multimedia Content

          B. Active Web Presence. During the term of this Agreement, GourmetMarket.com will maintain at all times an Active Web Presence. For the purpose of this Agreement "Active Web Presence" means the maintenance of the GourmetMarket.com Site and GourmetMarket.com Content at a level at least equal to the level of performance and functionality as offered on the Effective Date (including breadth and depth of offerings, services and suppliers).

          C. Quality of Services. If the quality of the primary features and functions of GourmetMarket.com Content (including, frequency of updates, breadth and depth of coverage, usability) are not substantially equal to or better than the analogous functions and features provided by the GourmetMarket.com Site, by GourmetMarket.com for its distribution partners, or by "Competitors", then @Home may so notify GourmetMarket.com in writing of such deficiencies, including a description of how GourmetMarket.com Content is deficient. Within thirty (30) days of receiving such notice GourmetMarket.com will provide @Home with a reasonable plan for rectifying such deficiencies. Such plan must be completed as soon as possible and in no event later than ninety (90) days after the date Gourmet Market.com




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          received the notice of deficiency. If GourmetMarket.com fails to provide such plan or to implement it within such periods, or if such implementation does not rectify the specified deficiencies, then @Home may terminate this Agreement in its entirety or may terminate all or any portion of the rights granted to GourmetMarket.com pursuant to
          Section 2 above.

          D. Customer Support. Customer support related to GourmetMarket.com Content will be provided by GourmetMarket.com GourmetMarket.com shall provide @Home with customer support telephone numbers, e-mails and contacts and @Home agrees to forward any requests for customer support to the designated personnel and email mailboxes.

          E. Link Back. GourmetMarket.com agrees to include a "hot link" back to @Home from all GourmetMarket.com Content that @Home links to from the @Home service. In other words, GourmetMarket.com will include a "link back" for @Home subscribers connecting to GourmetMarket.com Content from GourmetMarket.com corn via an @Home HTML link.

    6.       Joint @Home/GourmetMarket.com Contribution.
             ------------------------------------------

             A. Technical Specifications. GourmetMarket.com and @Home will mutually agree upon the technical specifications for GourmetMarket.com Content. If @Home makes changes in the applicable technical specifications, GourmetMarket.com will make commercially practical efforts to promptly comply with such changes.

             B. User Interface and Content. @Home and GourmetMarket.com will mutually agree on the user interface design (which shall be consistent with the @Home look-and-feel) and on the types of content which appear in the Food SubChannel. @Home and GourmetMarket.com will mutually agree upon food content specifications for GourmetMarket.com Content. If @Home makes changes in the applicable content specifications, GourmetMarket.com will make commercially practical efforts to promptly comply with such changes.

                (i) @Home User Interface Change. @Home reserves the right to make changes to the @Home Service user interface at its discretion; provided that @Home will give GourmetMarket.com reasonable prior notice of any change that is likely to have a material impact on GourmetMarket.com promotional placements or advertising Impressions (including, among other things, the size, functionality, prominence or relative importance of such placements or advertisements). To the extent commercially practicable, @Home will consult with GourmetMarket.com regarding adjustments (if any) required by GourmetMarket.com in connection with such changes.

    7.       Cash Compensation.
             -----------------

             A. Guaranteed Service Payments to @Home. The parties have agreed that the total value of the services provided by @Home for development promotion, and carriage during the term of the agreement (as outlined hereunder) are Eight Hundred Thousand Dollars ($800,000) in Contract Year One and One Million Four Hundred Fifty Thousand Dollars ($1,450.000) in Contract Year Two ("Payments").



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             The breakdown Of Payments are as follows:
             ----------------------------------------

             Year One
             --------
             Advertising Impressions                           $175,000
             Creative Services of 3 B*boxes                     $20,000
             Cocktail and Recipe Wizard                         $20,000
             Shopping Anchor Tenant                            $200,000
             SubChannel Premier Placement                      $280,000
             Development Fees                                  $105,000
                                                            -----------
                                        TOTAL:                         $800,000
             Year Two:
             --------
             Advertising Impressions                           $300,000
             Creative Services of 3 B*boxes                     $20.000
             Cocktail and Recipe Wizard                         $70,000
             Shopping Anchor Tenant                            $420,000
             SubChannel Premier Placement                      $630,000
                                                             ----------
                                        TOTAL:                       $1,450,000

             B. Payment Schedule. All Payments shall be made in cash during the Contract Year and such Payments will become due in quarterly installments. Each Payment shall be paid within thirty (30) days from the beginning of the relevant Quarterly Period.



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              The Payment Schedule is as follows:

               Payment 1 - $106,000 - Due 30 Days after effective date of
                           Agreement Estimated to be 5/23/99

               Payment 2 - $95,000 - Due 30 Days after Launch (OR END OF 02/99
                           No Later than 6/30/99

               Payment 3 - $200,000 - Due 90 Days after Launch (OR END OF 03/99)
                           No Later than 9/30/99

               Payment 4 - $200,000 - Due 180 Days after Launch (OR END OF
                           04/99) No Later than 12/31/99

               Payment 5 - $200,000 - Due 270 Days after Launch (OR END OF
                           01/00) No Later than 3/31/00

               Payment 6 - $362,500 - Due 360 Days after Launch (OR END OF
                           02/00) No later than 6/31/00

               Payment 7 - $362,500 - Due 450 Days after Launch (OR END OF
                           03/00) No Later than 9/31/00

               Payment 8 - $362,500 - Due 540 Days after Launch (OR END OF
                           04/00) No later than 12/31/00

               Payment 9 - $362,500 - Due 630 Days after Launch (OR END OF
                           01/01) No later than 3/31/01

               C. Method of Payment. Payments. will be made by check or wire transfer to the following account: Silicon Valley Bank Santa Clara, Routing/ Transit #121140399, For Credit of: At Home Corporation, Credit Account # 3300113199, By Order of: GourmetMarket.com Inc.

8.       Other Financial Considerations.
         ------------------------------

         A. Advertising Revenue. @Home has now and shall retain at all times during the Agreement the exclusive right to sell advertising inventory on the LifeStyle Channel (including the Food SubChannel and any other subChannels which may be established now or in the future which feature GourmetMarket.com Content). During the term of this Agreement @Home will remit to GourmetMarket.com 50% of Not Advertising Revenue generated from GourmetMarket.com Content.

         B. Video Content Inventory. @Home has the right to sell embedded sponsorships of GourmetMarket.com video content shipped to @Home by GourmetMarket.com @Home will remit to GourmetMarket.com 50% of Net Advertising Revenue generated by such embedded sponsorships at the beginning or end of such video content.



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         C Additional Shopping Revenue to @Home When the Gross Margin
         Revenue generated from GourmetMarket.com Content reaches 200% of the Shopping Anchor Tenant Payment for each Contract Year (as outlined in section 7) GourmetMarket.com will remit to @Home 50% of the Gross Margin Revenue generated from GourmetMarket.com @Home will have the right, no more than two times per Contract Year, to audit the financial records of GourmetMarket.com related to the Payments owed to @ Home under this Agreement. if @Home determines that GourmetMarket.com has underpaid @Home by more than five percent (5%), GourmetMarket.com will immediately pay @Home the amount of such underpayment and will reimburse @Home for @Home's reasonable costs related to such audit.

         D. Payment Frequency. All Net Advertising Revenue and additional Shopping Revenue amounts owed from one party to the other shall be paid within thirty (30) days following the end of each Semiannual Period of the Contract Year.

9. Commencement. Both parties agree to use reasonable commercial efforts to launch the GourmetMarket.com Content on @Home on or before (60) days from the Effective Date.


10.      Term and Termination.


         A. Initial Term. The initial term of this Agreement will begin on the Effective Date and will and two years following the Effective Date unless otherwise terminated by the parties as set forth in this Section 10.

         B. Automatic Termination. This Agreement will terminate automatically if @Home no longer offers the Food SubChannel, or a practical equivalent, to @ Home subscribers.

         C. Termination After One Year. Either party has the right to terminate the agreement in its discretion on or after the one year anniversary of the Effective Date if @Home makes a substantial change to the @Home Service user interface that results in a material change to GourmetMarket.com's placement, functionality, prominence or relative importance of such placements. The terminating party will provide 60 days written notice to the other party. In the event of a termination by either party pursuant to this Section 10 (C), all Net Advertising Revenue, Additional Shopping Revenue, and Payments owed from one party to the other will be paid within thirty (30) days following the close of business on which such termination occurs.

            (i) Termination by @Home. in the event of a termination by @Home pursuant to this Section 10 (C), GourmetMarket.com shall be required to pay to @Home a pro-rata portion of the Payments set forth in Section 7, calculated as of the close of business on which such termination occurs.

         D. Renewal Option. If GourmetMarket.com offers in writing, no less than sixty (60) days prior to the end of the initial term as set forth in
         Section 10(A), to renew this Agreement for an additional one (1), two
         (2), or three (3) years, then the parties shall engage in mutual good faith discussions for a period of fourteen (14) days to determine the terms applicable to such renewal. If the parties are unable to agree on such terms @Home will be free to pursue discussions with third parties.



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         E. Termination Due to Breach. Either party may terminate this
         Agreement, effective upon thirty (30) days' written notice, if the other party fails to cure any material breach of its obligations under this Agreement within thirty (30) days following written notice to such party.

         F. No Liability for Termination. Neither @Home nor GourmetMarket.com will have any liability to the other merely as a result of termination of this Agreement in accordance with this Section 10, however all amounts earned but unpaid as of such termination shall be due and payable to either party in accordance with the terms set forth in this Agreement.

         G. Purge of GourmetMarket.com Content. Upon the termination of this Agreement for any reason whatsoever, @Home shall promptly delete or purge from its systems any and all GourmetMarket.com Content and all copies thereof and @Home immediately shall cease using any and all GourmetMarket.com Content. Notwithstanding the foregoing, @Home may retain the GourmetMarket.com Content in its archives to the extent necessary for regulatory or other purposes related to the archiving of information and not for redistribution or use of the content therein.


11 Public Announcement. Both parties will periodically promote the GourmetMarket.com @Home relationship through mutually agreed upon (as to timing and content) press releases and other announcements. Prior to the initial public announcement about the relationship under this Agreement, the disclosing party will obtain written consent of the other party, which consent shall not be unreasonably withheld.

12. Business Marks. @Home and GourmetMarket.com each will have the right, without charge, to use In promoting the GourmetMarket.com Content and the @Home Service the other's business name and any trade names, trademarks and service marks as provided by the other party (collectively, "Marks"). However, any such use must be identical to use by the party that owns the Mark. and as approved by the owner in writing in advance, or otherwise in accordance with any Mark usage guidelines communicated by the owner. The owner retains all goodwill and all other rights thereto, and the other party obtains no goodwill or any other rights thereto as a result of the use of the owner's Marks. Except as explicitly set forth herein, no other licenses or rights are granted or implied.

13. Representatives and Warranties. Each party to this Agreement represents and warrants to the other party that: (a) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder, (b) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it Is otherwise bound; and (c) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms GourmetMarket.com hereby represents and warrants to @Home that: (a) the GourmetMarket.com Content does not and will not infringe or violate the Intellectual Property (defined below) rights of any third party, and @Home's exercise of its rights under this Agreement will not constitute an infringement or violation of the Intellectual Property rights of any third party; (b) the GourmetMarket.com Content does not and will not
         (i) contain any false, defamatory, offensive, pornographic, or obscene material, (ii) contain any viruses, trap doors, hidden sequences, hot keys, or time bombs, or (iii) violate any




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         applicable law or regulation; and (c) GourmetMarket.com has sufficient rights to the GourmetMarket.com Content to grant @Home the rights set forth in this Agreement, including any consent, authorization, release, clearance, or license of any third party ("Release") including any Release related to any rights of privacy or publicity, as may be necessary for GourmetMarket.com to enter into this Agreement. "Intellectual Property" means copyright, patent, trademark, trade secret, or any other intellectual property right recognized by any applicable jurisdiction.

14. Limitation Of Liability. @HOME, @HOME'S DISTRIBUTION AFFILIATES AND GOURMETMARKET.COM WILL NOT BE LIABLE TO ONE ANOTHER, UNDER ANY LEGAL OR EQUITABLE THEORY, FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, SUFFERED BY OR OTHERWISE COMPENSABLE TO THE OTHER, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL @HOME OR @HOME'S DISTRIBUTION AFFILIATES HAVE ANY LIABILITY OF ANY NATURE OR AMOUNT WHATSOEVER TO GOURMETMARKET.COM ARISING OUT OF, UNDER OR RELATING TO ANY FAILURE OF THE DISTRIBUTION OF THE CONTENT OR ANY PART THEREOF OR ANY SOFTWARE PROGRAM, SOFTWARE OR WEB SITE LINK OR LINK MECHANISM, OR OTHER MATERIAL OR ITEMS THROUGH THE @HOME NETWORK OR OTHERWISE (INCLUDING BUT NOT LIMITED TO ANY SUCH FAILURE OF DISTRIBUTION RESULTING FROM A DISTRIBUTION AFFILIATES' ELECTION NOT TO DISTRIBUTE MATERIAL OR ITEMS OR DUE TO TECHNICAL DIFFICULTIES OR OTHERWISE).

15. Proprietary Rights Generally. @Home and GourmetMarket.com each retain any and all right, title and interest in and to all intellectual property of any nature (including patents, rights under patent applications and patents issuing on such applications, trade secrets. copyrights, trademarks and other business names (including goodwill In such marks), among others), subject to the rights granted by the parties in Section 12 (concerning rights with respect to business marks) and Section 3(C) (concerning rights with respect to usage information) of this Agreement or as may be provided in the Attachments to this Agreement. @Home and GourmetMarket.com each agree to reproduce, and agree not to remove or obscure proprietary rights legends (such as copyright notices, among others) or license terms and conditions included with any intellectual property deliverable provided in connection with this Agreement. GourmetMarket.com agrees to ensure that the GourmetMarket.com Content and the GourmetMarket.com Marks and their use, reproduction and distribution (alone and not in combination with other material or items) do not infringe the intellectual property rights of any third party. If, as a result of any collaboration by @Home or GourmetMarket.com under this Agreement, they become joint owners of intellectual property by operation of law, then they will cooperate, subject to prudent business judgment, to establish, register, maintain and protect such intellectual property.

 16. Indemnification. Each party will indemnify the other party and its customers and affiliates for, and hold them harmless from, any loss, expense (including reasonable attorney's fees and court costs), damage or liability arising out of any claim, demand or suit resulting from (a) a breach of any of its respective covenants or warranties under this Agreement. (b) the failure of' such party to have all rights and authority necessary in order to fulfill or perform its obligations pursuant to this Agreement in compliance with applicable laws; (c) the infringement of Intellectual Property rights of any third party or the violation of any law by such parties' contributions and/or performance hereunder (e.g., In the case of GourmetMarket.com, the GourmetMarket.com Content and in the case of @Home, the @Home Service but not Including any third party content), and (d) the violation of any laws concerning obscenity, defamation, infringement, rights of privacy or publicity, harassment or export controls caused by the development, use, reproduction, publication or distribution of such parties' respective contributions to the @Home Service. As a condition to indemnification (a) the indemnified party will promptly inform the indemnifying party in writing of any such claim, demand or suit and the indemnifying party will fully cooperate in the defense thereof; and (b) the indemnified party will not agree to the settlement of any such claim, demand or suit prior to a final judgment thereon without the consent of the indemnifying party.


17.     Confidential Information.
        ------------------------

        A. Definition. "Confidential Information" means all non-public confidential and proprietary information which the disclosing party identifies in writing as confidential before or within thirty (30) days after disclosure to the receiving party or which, under the circumstances surrounding disclosure, the receiving party should have understood was delivered In confidence.

        B. Nondisclosure. Each party agrees (a) to hold the other party's Confidential Information in strict confidence, (b) not to disclose such Confidential Information to any third party, and (c) not to use the other party's Confidential Information for any purpose other than to further this Agreement. Each party may disclose the other party's Confidential Information to its responsible employees, and, in the case of @Home, the employees of @Home's Distribution Affiliates, with a bona fide need to know such information and subject to a nondisclosure agreement, but only to the extent necessary to carry out this Agreement. Each party agrees to instruct all such employees not to disclose such Confidential Information to third parties, including consultants. without the prior written permission of the disclosing party.


        C. Exceptions. Notwithstanding the foregoing, Confidential Information will not include information which (i) is now, or hereafter becomes. through no act or failure to act on the part of the receiving party, generally known or available to the public; (ii) was acquired by the receiving party before receiving such information from the disclosing party and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to the receiving party by a third party, without restriction as to use or disclosure; (iv) is information which the receiving party can document was independently developed by the receiving party without use of the disclosing party's Confidential Information; (v) is required to be disclosed by law, provided that the receiving party uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure and to limit the scope of material disclosed; (vi) is disclosed with the prior written consent of the disclosing party; or (vii) is GourmetMarket.com Content provided by GourmetMarket.com pursuant to this Agreement

        D. Return. Upon the disclosing party's request, the receiving party will promptly return to the disclosing party all tangible items containing or consisting of the disclosing party's Confidential Information.

        E. Injunctive Relief. Each party acknowledges that all of the disclosing party's Confidential Information is owned solely by the disclosing party (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury to the disclosing party, the degree of which may be difficult to ascertain. Accordingly, each party agrees that the disclosing party will have the right to



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        obtain an immediate injunction enjoining any breach of this Section 17, as well as the right to pursue any and all other rights and remedies available at law or in equity in the event of such a breach.

18. Warranty Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS
AGREEMENT: (a)@HOME DOES NOT MAKE ANY WARRANTIES CONCERNING THE @HOME NETWORK OR THE @HOME SERVICE, EXPRESS, IMPLIED OR OTHERWISE, (b) @HOME SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THIRD PARTY RIGHTS, AND (c) THE @HOME NETWORK. THE @HOME SERVICE, AND ANY AND ALL CONTENT AND TOOLS AND RELATED DELIVERABLES PROVIDED BY @HOME IN CONNECTION WITH THIS AGREEMENT ARE PROVIDED BY @HOME "AS IS".


19.     General Provisions.

        A. Governing Law and Venue. This Agreement and any disputes arising under, in connection with, or relating to this Agreement will be governed by the laws of the State of California, excluding its conflicts of law rules. The state and federal courts in San Mateo County. California will have exclusive venue and jurisdiction for such disputes, and the parties hereby submit to personal jurisdiction in such courts. The prevailing party in any such dispute will be entitled to recover costs of suit (including the reasonable fees of attorneys and other professionals).

        B. Notices. All notices or other communications to or upon @Home or GourmetMarket.com under this Agreement shall be by telecopy or in writing and telecopied, mailed, or delivered to each party at its address set forth in the introductory paragraph of this Agreement or such other address or telecopier number as either party shall notify the other. All such notices and communications: when sent by delivery service, shall be effective on the third business day following the deposit with such service; when mailed, first class postage prepaid and addressed as aforesaid in the mails, shall be effective upon receipt, when delivered by hand, shall be effective upon delivery; and when telecopied, shall be effective upon confirmation of receipt.

        C. Compliance with Laws. Subject to the express provisions of this
        Section 19(o), each party agrees to comply with applicable laws in connection with this Agreement. GourmetMarket.com agrees, in particular, GourmetMarket.com Content will comply with all laws concerning obscenity, defamation, infringement, rights of privacy, harassment and export controls, among others, and to ensure that the use, reproduction and distribution of the GourmetMarket.com Content in and of itself, does not violate such laws or related legal rights of third parties.

        D Assignment. Neither party may assign or transfer its rights or obligations under Agreement without the prior written permission of the other party (which permission shall not be unreasonably withheld or delayed); provided that either party may assign its rights and obligations under this agreement to any commonly controlled affiliate or wholly-owned subsidary without the consent of the other party so long as the original party remains liable for its obligations hereunder. Any transferee must agree to accept the burdens as well as the benefits of this Agreement. Any attempt to transfer, sublicense or assign any of the rights or duties hereunder in violation of this Section is hereby prohibited and shall be null



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


        D. Assignment. Neither party may assign or transfer its rights or obligations under Agreement without the prior written permission of the other party (which permission shall not be unreasonably withheld or delayed); provided that either party may assign its rights and obligations under this agreement to any commonly controlled affiliate or wholly-owned subsidiary without the consent of the other party so long as the original party remains liable for its obligations hereunder. Any transferee must agree to accept the burdens as well as the benefits of this Agreement. Any attempt to transfer, sublicense or assign any of the rights or duties hereunder in violation of this Section is hereby prohibited and shall be null and void. Subject to the foregoing, this Assignment shall inure to the benefit of and be binding upon the parties and their successors and assigns

        E. Relationship of Parties. Neither this Agreement nor the parties' business relationship established hereunder will be construed as a partnership, joint venture or agency relationship or as granting a franchise. Accordingly, neither party shall have any right to act on behalf of the other party for any purpose. The parties represent to one another that they have consulted legal counsel in reviewing and/or negotiating this Agreement.

        F. Waiver. No waiver of any breach of any provision of this Agreement will be considered to be a waiver of any prior, concurrent or later breach of the same provisions or different provisions, and will not be effective unless made in writing and signed by an officer of the waiving party.

        G. Amendments. This Agreement may only be amended by a written agreement or addendum signed by duty authorized representatives of both parties.


        H. Survival. Sections 12, 14, 15, 16, 17, 18, and 19 of this Agreement along with any other provisions which by their nature extend beyond termination of this Agreement shall survive termination. Termination shall not affect either party's obligation to pay amounts due prior to termination or which (under the terms of this Agreement) become due following termination.


        I. Force Majeure. Neither party will have liability to the other party under, in connection with or for any reason relating to this Agreement as a result of any failure of performance by or on behalf of such party as a result of an event of "force majeure". For purposes of this Agreement, "force majeure" means an event beyond a party's reasonable control whether or not foreseeable and includes, in any case, the following events that may prevent or significantly hinder such party from performing this Agreement or acting in connection with this
        Agreement: armed conflicts, famine, floods, Acts of God, labor strikes or shortages, governmental decree or regulation, court order, severe weather, fire, earthquake, failure of suppliers, unavailability of communications transport facilities and breakdowns in communications transport facilities.

        J. Distribution Affiliates. Notwithstanding any other term of this Agreement, GourmetMarket.com acknowledges and agrees that the Distribution Affiliates will have the right under certain circumstances to elect not to distribute the GourmetMarket.com Content and promotional material and that, pursuant to its agreement with such Distribution Affiliates, @Home may be subject to restrictions regarding the promotion or distribution of the GourmetMarket.com Content and promotional materials. GourmetMarket.com agrees not to bring any action or threaten to bring any action against the Distribution Affiliates or @Home in connection with any such election, restriction or failure to distribute.

        K. Entire Agreement. This Agreement, including its Attachments, constitutes the entire understanding of @Home and GourmetMarket.com with respect to its subject matter and supersedes all prior agreements between @Home and GourmetMarket.com